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                                                                      EXHIBIT 99


                                                                [FairIsaac LOGO]

Contact:      INVESTORS & ANALYSTS:
              Megan Forrester
              Fair Isaac Corporation
              (800) 213-5542
              investor@fairisaac.com


                 FAIR ISAAC ANNOUNCES PRELIMINARY THIRD QUARTER
                   RESULTS AND REVISED FOURTH QUARTER GUIDANCE

MINNEAPOLIS -- July 12, 2004 -- Fair Isaac Corporation (NYSE:FIC), a leader in customer analytics and decision technology, today announced preliminary financial results for the third fiscal quarter ended June 30, 2004 and revised guidance for the fourth fiscal quarter ending September 30, 2004, both of which are lower than the company's previously announced guidance. Third quarter results are preliminary, subject to the company's management and independent auditors completing their customary quarterly closing and review procedures.

PRELIMINARY THIRD QUARTER RESULTS

Total revenues are expected to be in the range of $173 million to $175 million for the third quarter of fiscal 2004, lower than the guidance range of $185 million to $189 million provided by the company. Diluted earnings per share for the third quarter of fiscal 2004 is expected to be in the range of $0.38 to $0.40, lower than the guidance range of $0.40 to $0.43 (1).

REVISED FOURTH QUARTER GUIDANCE

Total revenues are expected to be in the range of $189 million to $195 million for the fourth quarter of fiscal 2004, lower than the guidance range of $205 million to $211 million provided by the company. Diluted earnings per share for the fourth quarter of fiscal 2004 is expected to be in the range of $0.25 to $0.27, lower than the guidance range of $0.40 to $0.43.

All earnings per share figures reflect the company's three-for-two stock split, which took effect March 10, 2004.

The company's preliminary third quarter results and revised fourth quarter guidance are impacted primarily by lower one-time software license fees. Preliminary third quarter results include preliminary other income of $0.06 per share from a gain on the sale of one of the company's minority investments (2).

The company will host a conference call at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on Wednesday, July 28, 2004 to discuss its final third quarter results and guidance for the remainder of fiscal 2004 and fiscal 2005. The call can be accessed live on the Investor Relations' section of

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the company's Web site at www.fairisaac.com, and will be archived on the site immediately following the call.

ABOUT FAIR ISAAC
Fair Isaac Corporation (NYSE:FIC) is the preeminent provider of creative analytics that unlock value for people, businesses and industries. The company's predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power billions of mission-critical customer decisions a year. Founded in 1956, Fair Isaac helps thousands of companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Most leading banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations and government agencies. Through the www.myFICO.com Web site, consumers use the company's FICO(R) scores, the standard measure of credit risk, to manage their financial health. For more information, visit www.fairisaac.com.

STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
Except for historical information contained herein, the statements contained in this press release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2003, and quarterly report on Form 10-Q for the quarter ended March 31, 2004. If any of these risks or uncertainties materializes, Fair Isaac's results could differ materially from Fair Isaac's expectations in these statements. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

Fair Isaac and FICO are trademarks or registered trademarks of Fair Isaac Corporation, in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.

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(1)  The preliminary third quarter results do not include the impact of any in-process research and development charges that the company may have incurred as a result of the acquisition of London Bridge.
(2) The $0.06 per share of preliminary other income from gain on sale of a minority investment is based on the following preliminary figures: a gain of $6.6 million, less income taxes of $2.5 million, and 73.1 million shares used in computing diluted earnings per share.